                                                                    Exhibit 99.1

                          SANTA FE GAMING CORPORATION
                              4949 NO. RANCHO DR.
                              LAS VEGAS, NV 89130

FOR IMMEDIATE RELEASE:
Tuesday, June 13, 2000


            SANTA FE GAMING CORPORATION ANNOUNCES AGREEMENT TO SELL
                            SANTA FE HOTEL & CASINO

LAS VEGAS, NEV., Santa Fe Gaming Corporation (the "Company") (OTCBB:SGMG), announced today that its wholly owned subsidiary, Santa Fe Hotel Inc. ("SFHI") has agreed to sell substantially all of the assets of the Santa Fe Hotel & Casino in Las Vegas, Nevada (the "Hotel/Casino") to Station Casinos, Inc., (NYSE: STN)("STN"). Additionally, STN has agreed to lend up to $36 million to the Company's wholly-owned subsidiary, Pioneer Hotel Inc. ("PHI). The sale price for the Hotel/Casino is approximately $205 million in cash, with STN to receive a credit against this price for the amount of its loan to PHI. Funds received from these transactions will be used, in part, to retire indebtedness of SFHI and substantially all of the indebtedness of the Company and its other subsidiaries, including the PHI obligations under its confirmed Chapter 11 Plan of Reorganization. In connection with these agreements, the Company will grant STN an option to purchase the approximately 20 acres of undeveloped property which is located near the Hotel/Casino. Additionally, the Company and its affiliates will be subject to certain limited non-competition agreements with STN. Consummation of the transactions are subject to satisfaction of various conditions precedent, including approvals by Nevada state and local gaming regulatory authorities for the sale of the Hotel/Casino.

The Company also owns and operates the Pioneer Hotel and Gambling Hall in Laughlin, Nevada and owns property on Las Vegas Boulevard for possible future development.

CONTACT: Thomas K. Land
         Senior Vice President and
         Chief Financial Officer
         Santa Fe Gaming Corporation
         702-658-4340